                                                                    EXHIBIT 99.2


                                  PRESS RELEASE

FOR RELEASE:      Immediately

CONTACT:          Victor J. Galan
                  Chairman and Chief Executive Officer
                  (787) 766-8301


R&G FINANCIAL CORPORATION ANNOUNCES COMPLETION OF ACQUISITION OF FLORIDA-BASED THE CROWN GROUP, INC. AND CROWN BANK, A FEDERAL SAVINGS BANK

San Juan, Puerto Rico -June 7, 2002 - R&G Financial Corporation ("R&G") (Nasdaq:
RGFC) announced today the closing of the acquisition of The Crown Group, Inc., a Florida corporation ("Crown"), and its wholly owned savings bank subsidiary, Crown Bank, a Federal Savings Bank ("Crown Bank"). This acquisition brings R&G's successful banking franchise in Puerto Rico to Florida. Crown, which is headquartered in the Orlando metropolitan area, had consolidated assets of $664 million, deposits of $461 million and consolidated stockholders' equity of $64 million as of March 31, 2002. As of such date, Crown Bank also had a servicing portfolio of approximately $3.0 billion. Crown Bank has 14 full service branch offices located in the Tampa/St. Petersburg/Clearwater and Orlando metropolitan areas, which are vibrant markets that have been characterized by high household incomes, low unemployment and a strong economy.

         Under the terms of the Agreement and Plan of Reorganization dated December 19, 2001, as amended, holders of Crown common stock received an aggregate of $100.0 million in cash.

         Victor J. Galan, Chairman and Chief Executive Officer of R&G, stated "We are very excited about the acquisition of Crown. This acquisition allows us to replicate our successful Puerto Rico business model in Florida and positions R&G to gain significant market share in Central Florida, particularly Orlando, and the western coast of Florida, areas of large Hispanic (particularly Puerto Rican) populations and where R&G Financial has name recognition. This acquisition, which is anticipated to be immediately accretive to earnings per share, allows us to build a strong platform for further expansion in Florida and continue our strategy of growing our banking and mortgage banking operations, while providing lower cost of deposit funding than generally available in Puerto Rico. This acquisition will also facilitate better integration of our existing U.S.-based mortgage banking subsidiary, Continental Capital Corporation, which should contribute to a further penetration of the Florida lending market in which Crown Bank operates, as well as in the New York and North Carolina markets in which Continental Capital currently operates."

         John A. Koegel, President and Chief Executive Officer of Crown, added "We are excited about our future prospects with R&G. R&G is committed to continuing the Crown tradition of community banking excellence for our customers and the communities we serve."

         R&G Financial, currently in its 30th year of operations, is a diversified financial holding company with operations in Puerto Rico and the United States providing banking, mortgage banking, investments, consumer finance and insurance through its wholly-owned subsidiaries: R-G Premier Bank of Puerto Rico, one of the fastest growing commercial banks in Puerto Rico, R&G Mortgage Corporation, the second largest residential mortgage loan originator and servicer in Puerto Rico, Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage, Continental Capital Corp., R&G Financial's New York and North Carolina based mortgage banking subsidiary, Home & Property Insurance Corp., a Puerto Rico Insurance agency, and R-G Investments Corporation, R&G Financial's Puerto Rico broker-dealer. At March 31, 2002 the Company had $4.8 billion of total assets and $534.4 million of stockholders' equity and a servicing portfolio of $7.3 billion.

         Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934) which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. These and other factors could adversely affect the outcome and financial effects of the plans and events described herein.